Exhibit (h)(38)

ALPS ADVISORS, INC.

1290 Broadway, Suite 1100

Denver, CO 80203

RIVERFRONT INVESTMENT GROUP, LLC

9011 Arboretum Parkway

Suite 110

Richmond, VA 23236

April 14, 2011

Mr. Edmund J. Burke, Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	RiverFront Funds of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) and RiverFront Investment Group, LLC’s (the “Sub-Adviser”) agreement with the Trust to contractually limit the total amount of the “Advisory Fee” and “Other Expenses” that they are entitled to receive from each of the following funds: the RiverFront Long-Term Growth Fund, the RiverFront Moderate Growth Fund, the RiverFront Long-Term Growth & Income Fund and the RiverFront Moderate Growth & Income Fund (a “Fund” or, collectively, the “Funds”).

Investor Class and Class L Shares of the RiverFront Long-Term Growth Fund

To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A), after such expense reimbursement and/or fee waiver (including acquired fund fees and expenses but excluding distribution and service (12b-1) fees, brokerage commissions, taxes and extraordinary expenses) does not exceed 0.90% for each of Investor Class and Class L shares of the RiverFront Long-Term Growth Fund, the Adviser will reduce the fee payable with respect to such Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser and the Sub-Adviser agree that the above fee waivers and reimbursements for the RiverFront Long-Term Growth Fund are effective as of June 8, 2010 and shall continue through at least December 31, 2012.

Class A, Class C and Class I Shares for the RiverFront Long-Term Growth Fund

To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-

1) fees, shareholder services fees, brokerage commissions, taxes and extraordinary expenses but inclusive of acquired fund fees and expenses) does not exceed 0.90% for each of the Class A, Class C and Class I shares of the Funds, the Adviser will reduce the fee payable with respect to a Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of each Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser and the Sub-Adviser agree that the above fee waivers and reimbursements for the RiverFront Long-Term Growth Fund are effective as of June 8, 2010 and shall continue through at least December 31, 2012.

Class A, Class C and Class I Shares for the RiverFront Moderate Growth Fund, the RiverFront Long-Term Growth & Income Fund, and the RiverFront Moderate Growth & Income Fund

To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) does not exceed 1.05% for each of Class A, Class C and Class I shares of the Funds, the Adviser will reduce the fee payable with respect to a Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of each Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser and the Sub-Adviser agree that the above fee waivers and reimbursements for the RiverFront Moderate Growth Fund, the RiverFront Long-Term Growth & Income Fund and the RiverFront Moderate Growth & Income Fund are effective as of June 8, 2010 and shall continue through at least August 31, 2012.

* * * * *

The Adviser and the Sub-Adviser agree to allocate any such waivers or reimbursements incurred by the Adviser by attributing 40% of the required amount to the Adviser and 60% of the required amount to the Sub-Adviser.

Each of the Adviser and the Sub-Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement. Notwithstanding the foregoing, a Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee ands expenses were deferred.

ALPS ADVISORS, INC.

By: /s/ Thomas A. Carter

Name: Thomas A. Carter

Title: President

RIVERFRONT INVESTMENT GROUP, LLC

By: /s/ Peter J. Quinn, Jr.

Name: Peter J. Quinn, Jr.

Title: Founding Partner, Chief Operating Officer

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By: /s/ Edmund J. Burke

Name: Edmund J. Burke

Title: President

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